UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2019 (September 30, 2019)

Original Source Music, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55516	20-8594615
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8547 E. Arapahoe Road #J453 Greenwood Village, CO	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	303-953-4245

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.01 Changes in Control of Registrant.

On September 30, 2019, Tsang Chi Hin (“Mr. Tsang”), the sole shareholder of Big Emperor, Ltd., a British Virgin Islands company (“Big Emperor”) sold his one share of Big Emperor (the “Share”) for $270,000.00 to 10 Fields Factory Co., Ltd, a Japanese Company (“10 Fields Factory”). Big Emperor owning 3,500,000 shares of common stock of Original Source Music, Inc. (the “Company”), represents approximately 69% of the Company’s issued and outstanding common stock.

On September 30, 2019, 10 Fields Factory becomes the new sole shareholder of the Company.

10 Fields Factory used funds from its working capital to acquire the Share.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2019, the Company appointed ICHIKAWA Hiroshi, TONOBE Masatatsu and GUNJISHIMA Sayo as directors of the Company. Also on September 30, 2019, the Company appointed ICHIKAWA Hiroshi as its Chief Executive Officer and Chief Financial Officer.

ICHIKAWA Hiroshi

On September 30, 2019, the Company’s board of directors appointed ICHIKAWA Hiroshi, age 46, as its Chief Executive Officer, Chief Financial Officer, and as director to hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified or until his resignation or removal.

Mr. Ichikawa is the founder of 10 Fields Factory Co., Ltd, a Japan limited company that providing comprehensive services from acquiring land, designing and engineering to construction and O&M and has served in that role since 2007. Previously, Mr. Ichikawa joined sales department of Ajinomoto Co., Inc., a leading food and seasoning company, and went all over the country for work.

Mr. Ichikawa graduated from the School of Economics, Hiroshima University. He is experience in developing business models and has launched various businesses and promoting overseas business development, including Philippines and Indonesia.

The Board of Directors appointed Mr. Ichikawa in recognition of the importance of his abilities to assist the Company in expanding its business and the contributions he can make to its strategic direction.

The Company has not entered into any compensation arrangements with Mr. Ichikawa.

GUNJISHIMA Sayo

On September 30, 2019, the Company’s board of directors appointed GUNJISHIMA Sayo, age 30, as its Chief Operating Officer, and as director to hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified or until his resignation or removal.

Ms. Gunjishima has joined of 10 Fields Factory Co., Ltd, a Japan limited company to launch of overseas business, she established the route from suppliers, clients to investors for the company which had few international trades those times. She has been responsible for overseas business for years, engaging in the launch of offices in the Philippines and Indonesia, and the startup of new in Japan.

Ms. Gunjishima studied business management and graduated from College of Policy Science, Ritsumeikan University in New Zealand.

The Board of Directors appointed Ms. Gunjishima in recognition of the importance of her abilities to assist the Company in expanding its business and the contributions she can make to its strategic direction.

The Company has not entered into any compensation arrangements with Ms. Gunjishima.

TONOBE Masatatsu

On September 30, 2019, the Company’s board of directors appointed TONOBE Masatatsu, age 27, as its Chief Marketing Officer, and as director to hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified or until his resignation or removal.

Mr. Tonobe has joined of 10 Fields Factory Co., Ltd, a Japan limited company. He participated in the launch of Media Division, which merged with Web Division and Creative Division and mainly engaged in marketing business in and out of the company, proposing and planning of new marketing strategies and subscribe option accommodating the diversifying marketing tools.

Mr. Tonobe was graduated from Faculty of Commerce, University of Marketing and Distribution Sciences in Japan.

The Board of Directors appointed Mr. Tonobe in recognition of the importance of his abilities to assist the Company in expanding its business and the contributions he can make to its strategic direction.

The Company has not entered into any compensation arrangements with Mr. Tonobe.

Following the appointment of Mr. Tsang as an officer and director of the Company, Tsang Chi Hin resigned his position as our Chief Executive Officer, Chief Financial Officer and Director. Both resignations are effective as of September 30, 2019.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Common Stock Purchase Agreement between 10 Fields Factory Co., Ltd and Tsang Chi Hin dated September 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Original Source Music, Inc.

Date: October 4, 2019	By:	/s/ ICHIKAWA Hiroshi,
ICHIKAWA Hiroshi,
Chief Executive Officer